                                                                  EXHIBIT 10.22

                                MASTER AGREEMENT

         AGREEMENT made this 12th day of April, 1996 (the "Effective Date") by and between Cambridge Biotech Corporation ("Cambridge"), a corporation organized and existing under the laws of the State of Delaware, debtor and debtor in possession, Case No. 94-43054-JFQ, United States Bankruptcy Court for the District of Massachusetts, Western Division, and having a place of business at 365 Plantation Street, Biotechnology Research Park, Worcester, MA 01605, U.S.A., and Calypte Biomedical Corporation ("Calypte") a corporation organized and existing under the laws of California and having a place of business at 1440 Fourth Street, Berkeley,-California.

         WHEREAS Calypte is the exclusive worldwide licensee of New York University to the patents (the NYU Patents") listed in Appendix 1 attached hereto and incorporated herein by reference relating to detecting HIV antibodies in urine;

         WHEREAS Calypte has developed a microtiter plate EIA (the "Screening Test") for detection of HIV-1 antibodies in urine using the NYU patents and Calypte's own technology (the "Calypte Technology");

         WHEREAS Calypte has filed a Product License Application with the United States Food and Drug Administration ("FDA") for the Screening Test and believes it is in the final stages of FDA review;

         WHEREAS Cambridge manufactures an HIV-1 Western blot assay licensed by the FDA to confirm the results of HIV antibody detection assays using serum and plasma samples (the "Serum Blot");

         WHEREAS Calypte and Cambridge propose by this agreement to develop a protocol and reagents to use or modify the Serum Blot to confirm the results of the Screening Test using urine samples (the "Urine Confirmation System"), and to seek FDA licensure or marketing approval thereof; and

         WHEREAS Calypte and Cambridge propose by this agreement to assign rights and responsibilities for the commercialization of the resulting product;

         NOW THEREFORE, and in consideration of the mutual covenants and undertakings set forth herein, the parties agree as follows:


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1 KIT CONFIGURATION Calypte and Cambridge will agree on the optimal Urine
Confirmation System, taking into account manufacturing and QC efficiencies, regulatory requirements, marketing advantages, and other relevant criteria.

         1.1 Preferred Kit Configuration Based on information presently available, the parties agree that the preferred Urine Confirmation System (the "Preferred Kit Configuration") consists of (i) a kit (the "Urine Control Kit") consisting of a urine sample panel containing three of each of high positive, low positive and negative controls and a package insert describing the composition of such controls, and referencing their use with the Serum Blot, and (ii) the Serum Blot with a claim permitting use of urine samples, interpretive criteria that the appearance of only a gp160 band is sufficient to declare a positive, and lot release criteria for urine consisting of testing at the kit level of a representative number of kits per lot. The parties plan to seek marketing approval for the Urine Control Kit from the United States Food and Drug Administration ("FDA") pursuant to an application under Section 510(k) of the Food, Drug and Cosmetic Act, and to seek FDA approval of the urine claim for the Serum Blot under Cambridge's existing Serum Blot product license. The Urine Control Kit would be manufactured by or on behalf of Calypte and distributed as set forth in this Agreement. The Serum Blot would continue to BE manufactured by Cambridge, and Calypte would have distribution rights as set forth in this Agreement.

         1.2 Alternate Kit Configurations The parties recognize that alternative kit configurations may include modifications of the Serum Blot in which urine controls are substituted for or included in addition to serum controls, with resulting package insert changes; such configurations are anticipated to require an amendment to the Serum Blot product license, and are referred to herein as the "Urine Blot." The Urine Blot would continue to be manufactured by Cambridge, and Calypte would have distribution rights as set forth in this Agreement. Calypte agrees to reimburse Cambridge for the one-time artwork and/or design costs associated with modifying Cambridge's package insert and/or packaging if the Urine Blot is selected as the Urine Confirmation System.


2        PRODUCT DEVELOPMENT Calypte is responsible for and has commenced development of the Urine Confirmation System.


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         2.1     Development Kits Cambridge has furnished Calypte free of
                 charge twenty-four (24) Serum Blot kits for use in carrying out the development plan, and Calypte intends to purchase approximately twenty-eight (28) additional kits (including
                 kits purchased to date) at a price of      per kit.  Cambridge
                 will endeavor to supply the foregoing kits from three or four different manufacturing lots. In the event the FDA requires the conduct of clinical trials necessitating the use of substantially more Serum Blots, Cambridge will supply the
                 additional Serum Blots at a cost of      per kit.

         2.2 Development Effort Calypte will, at its expense, prepare any necessary urine controls and other reagents necessary to enable the Serum Blot to use urine samples and to complete development of the Urine Confirmation System, and shall provide Cambridge free of charge with sufficient Urine Control Kits to enable Cambridge to validate its lot release protocol.

         2.3 Draft Report Calypte will prepare a draft report, in a form agreeable to Cambridge, suitable for submission to the FDA in support of proposed regulatory submissions.

         2.4 Clinical Trials Calypte will at its expense carry out all clinical trials required for regulatory approval of the Urine Confirmation System.

         2.5 Cambridge obligations Cambridge will make its regulatory and product development personnel reasonably available to Calypte for consultation regarding development of the Urine Confirmation System. Calypte shall reimburse Cambridge only for reasonable out-of-pocket costs approved in advance.

         2.6 Review of Data Calypte shall make available to Cambridge regulatory and product development personnel ALL relevant pre-clinical, clinical and other evaluation data regarding the Screening Test and the Urine Confirmation System, and all relevant information relating to the manufacture and validation of the Urine Control Kit.


3        U.S. REGULATORY PLAN Calypte and Cambridge have agreed on a regulatory plan for obtaining FDA approval and/or licensure of .the Urine Confirmation System, including clinical trial design and regulatory strategy.

         3.1 Preferred Kit Configuration On June 9, 1995, the FDA indicated verbally that the parties may proceed with


Confidential portion has been omitted and filed separately with the Commission the Preferred Kit Configuration. Accordingly, the parties have proceeded with the Preferred Kit Configuration, and the following provisions apply:

                 3.1.1 The current regulatory strategy is set forth in Appendix 2, a letter dated May 3, 1995 from Cindy Green of Calypte to Jay Epstein of the FDA.

                 3.1.2 Calypte has at its expense prepared and filed on its behalf an application for 510(k) approval.

                 3.1.3 Cambridge has at its expense prepared and filed a supplement to its Serum Blot product license to permit use of urine samples. Cambridge shall include a reference to Calypte as licensor of the urine testing technology, or some other appropriate reference to Calypte, if inclusion of such reference is permitted by the FDA and is not likely to significantly delay regulatory approval.

         3.2 Alternative Kit Configurations In the event the FDA changes the position it took verbally on June 9, 1995 and the Urine Confirmation System is in the configuration of the Urine Blot, then the parties shall assess the costs and resources necessary to satisfy the FDA requirements, and attempt to negotiate in good faith an acceptable means of sharing this burden. If the parties fail to reach agreement within ninety
                 (90) days after receipt of final notice from the FDA that the Preferred Kit Configuration is not approved, then either party may terminate this agreement without further recourse.

         3.3 Joint Meetings Each party shall offer the other party the greatest possible advance notice of and the opportunity to be present at any meeting and participate in any telephone conference with the FDA regarding the Urine Confirmation System.

         3.4 FDA Questions The parties will prepare responses to FDA questions with the same approximate allocation of responsibilities as prevailed in the conduct of the clinical trials and the preparation of the original submission.

         3.5 Inspections Each party shall make its facilities reasonably available for audit by the FDA. In

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
                 addition, each party shall, upon not less than ten (10) working days prior notice make its facilities available for audit by the other party, or the other party's designee (to whom the audited party shall have no reasonable objection), but only with respect to the utilization of Good manufacturing Practices for the Urine Confirmation System.


4        Commercialization

         4.1 License Simultaneous with the execution and delivery of this Agreement, Calypte will grant Cambridge a license in the form of Appendix 3 attached hereto and incorporated herein-by reference, to make, use and sell Western Blot confirmatory assays under the NYU Patents and the Calypte Technology. Calypte represents and warrants that it has the right and power to grant such license and such license shall be enforceable in accordance with its terms.

         4.2 Distribution Distribution (including in each case the right to appoint sub-distributors) of the Urine Confirmation System shall be accomplished in accordance with Sections 4.3 and 4.4. The parties agree to make commercially reasonable efforts to cooperate with each other to accommodate unforeseen distribution problems due to unanticipated kit configurations or marketing conditions.

         4.3 Preferred Kit Configuration In the event the Urine Confirmation System is in the Preferred Kit Configuration, the following provisions shall apply:

                 4.3.1 Calypte shall have a non-exclusive right to distribute the Serum Blot to its Screening Assay customers in Asia (as defined in Exhibit 2 of Appendix 4). At the request of Calypte, Cambridge (or its designee) shall meet with Calypte during the three month period following the Effective Date to discuss extending Calypte's distribution rights to other customers. During such period (and, if longer, for thirty (30) days after the initial meeting of the parties), Cambridge shall not appoint any other distributors for the Serum Blot in Asia. Unless Cambridge shall have notified Calypte otherwise within three months after the Effective Date, then, commencing three (3) months after the Effective Date, Calypte

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
                          shall also have the nonexclusive right to distribute the Serum Blot to any other of its customers in Asia, provided, however, that Cambridge may, on ninety (90) days prior written notice to Calypte, reduce Calypte's distribution rights, on a country-by-country basis, so that Calypte may resell the Serum Blot only to its Screening Assay customers. To embody these distribution rights, Calypte and Cambridge shall, within thirty (30) days after FDA approval, execute and deliver a distribution agreement in substantially the form set forth in Appendix 4. Cambridge shall have no right to distribute the Urine Control Kit in Asia.


                 4.3.2 In the United States, Cambridge shall have no right to distribute the Urine Control Kit, and Calypte shall have no right to distribute the Serum Blot except to those accounts which are listed by name in
                          Exhibit 2 of Appendix 4. Elsewhere in the United States, Calypte shall make available the Urine Control Kit to its Screening Assay customers and notify them of the availability of the Serum Blot from Cambridge or its designated distributors.

                 4.3.3 Cambridge shall have no right to distribute the Urine Control Kit in the rest of the world. Calypte shall have the exclusive right to distribute the Urine Control Kit in the rest of the world. In addition, Calypte shall have the nonexclusive right to distribute the Serum Blot to its Screening Assay customers in the rest of the world (except for Italy, Spain and Portugal), which right shall be exercised by Calypte only in those regions in which, in Calypte's reasonable opinion, the Urine Confirmation System is not being made available to its Screening Assay customers in a manner consistent with local regulations and prevailing commercial conditions. To embody Calypte's Serum Blot distribution rights, Calypte and Cambridge shall, within thirty (30) days after FDA approval, execute and deliver a distribution agreement in substantially the form set forth in Appendix 4. Calypte shall notify its Screening Assay customers of the availability of the Urine

                          Confirmation System from Cambridge or its designated distributors.

                 4.3.4 Calypte, either directly or by arrangement with its vendors, shall supply Cambridge free of charge with Urine Control Kits, for use by Cambridge in the manufacture of the Serum Blot, including use for lot release testing. Such Urine Control Kits shall be manufactured in accordance with Good Manufacturing Practices and shall be shipped with a certificate of analysis on which Cambridge may rely. Calypte (or its vendor) shall permit Cambridge, upon not less than ten (10) working days prior notice, to inspect Calypte's (or the vendor's) facility with respect to utilization of Good Manufacturing Practices in manufacturing the Product. Cambridge shall not be deemed in default of its supply obligations if Calypte shall be unable to arrange to supply Cambridge with Urine Control Kits.

                 4.3.5 Cambridge and Calypte agree to share, for so long as the Distribution Agreement shall be in effect, the cost of additional lot release testing of the Serum Blot for use with urine samples. Cambridge estimates
                          that this cost will be approximately         per
                          year. in any given calendar quarter in which
                          Cambridge sells 150 or fewer Serum Blot kits for urine testing, Calypte will reimburse Cambridge
                               .  In any given calendar quarter in which
                          Cambridge sells between 151 and 300 Serum Blot kits
                          for urine testing, Calypte will reimburse Cambridge
                               .  In any given calendar quarter in which
                          Cambridge sells 301 to 450 Serum Blot kits for urine
                          testing, Calypte will reimburse Cambridge      .  In
                          any given calendar quarter in which Cambridge sells more than 450 Serum Blot kits for urine testing, no reimbursement will be due. Cambridge will invoice Calypte quarterly for the reimbursement, which Calypte will pay within 30 days. Cambridge will review its lot release testing costs annually and provide Calypte with the results of the review; at the request of either party, the reimbursement rate may be adjusted in light of such review.


Confidential portion has been omitted and filed separately with the Commission

         4.4 Urine-Blot In the event the Urine Confirmation System is not in the Preferred Kit Configuration, the parties will negotiate distribution of the Urine Confirmation System following the guidelines set forth below:

                 4.4.1 Calypte shall have an exclusive right to distribute the Urine Blot to its Screening Test customers in Asia and to any other customers in Asia, provided, however, that Cambridge may restrict Calypte's distribution rights to Calypte's Screening Assay customers on ninety (90) days prior written notice. To embody these distribution rights, Calypte and Cambridge shall, within thirty (30) days after FDA approval, execute and deliver a distribution agreement in substantially the form set forth in Appendix 4.


                 4.4.2 In the United States, Cambridge shall have the exclusive right to distribute the Urine Blot provided, however, that Calypte shall have the non-exclusive right to distribute the Urine Blot to its Screening Assay customers in the United States which are listed by name in Exhibit 2 of Appendix 4. Calypte shall notify its Screening Assay customers of the availability of the Urine Blot from Cambridge.

                 4.4.3 Cambridge shall have the exclusive right to distribute the Urine Blot in the rest of the world, provided, however, that Calypte shall have the nonexclusive right to distribute the Urine Blot to its Screening Assay customers in the rest of the world (except for Italy, Spain and Portugal), which right shall be exercised by Calypte only in those regions in which, in Calypte's reasonable opinion, the Urine Confirmation System is not being made available to its Screening Assay customers in a manner consistent with local regulations and prevailing commercial conditions. To embody these distributions rights, Calypte and Cambridge shall, within thirty (30) days after FDA approval, execute and deliver a distribution agreement in substantially the form set forth in Appendix 4. Calypte shall notify its Screening Assay customers of the availability of the Urine Blot from Cambridge.

                 4.4.4 Calypte shall make reasonable efforts to supply Cambridge, either directly or by arrangement with Calypte's vendors, with bulk urine controls manufactured in accordance with Good Manufacturing Practices, on terms to be negotiated in good faith, for use by Cambridge in the manufacture of the Urine Blot. Cambridge shall not be deemed in default of any of its supply obligations if Calypte shall be unable to arrange to supply Cambridge with bulk urine controls.

5        OTHER AGREEMENTS

         5.1 HIV-2 Cambridge is willing to enter into A similar arrangement for an HIV-2 or HIV-1/2 Western blot, assuming a reasonable market exists and economic terms can be agreed, but neither party, shall be obligated to enter into such an arrangement, and the failure of the parties to reach agreement shall not constitute a breach of this agreement.

         5.2 Manufacture of Screening Test Cambridge is willing to discuss manufacturing or having manufactured an HIV-1/2 Screening Assay for distribution by Calypte, and Calypte is willing to discuss with Cambridge distribution rights and/or patent licenses to the HIV1/2 Screening Assay, but neither party shall be obligated to enter into such an arrangement, and the failure of the parties to reach agreement shall not constitute a breach of this agreement. Terms may include upfront license fees, which may be payable in A combination of cash and stock.

6        GOVERNING LAW AND ARBITRATION; VENUE

         6.1 Law This Agreement shall be deemed made under, governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions thereof.

         6.2 Arbitration Any controversy or claim arising out of OR relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts, such arbitration to be conducted in California, if arbitration is initiated BY Cambridge, and in Massachusetts, if arbitration is initiated by Calypte, and judgment upon the award rendered by the arbitrators may be enforced in any court of competent jurisdiction. Nothing contained herein shall prevent the parties from seeking injunctive or other equitable relief in any court of competent jurisdiction prior to arbitration, but nothing herein shall be construed as an admission that injunctive or other equitable relief may be appropriate.

7         General

         7.1 Termination/Survival The provisions of Section 4 (except for Subsections 4.3.4 and 4.3.5) shall be superseded and be of no further force and effect upon the execution and delivery of the license and distribution agreements in the forms of Appendix 3 and Appendix 4, respectively. The provisions of Subsections 4.3.4 and 4.3.5 and Section 5 shall be terminated and have no further force and effect upon the termination of said license and distribution agreements. Except as set forth herein, this Agreement may be terminated only in accordance with Section 3.2 or by agreement of the parties. Sections 6 and 7 shall survive any termination of this Agreement.

         7.2 Attorneys' Fees In the event any proceeding is commenced to enforce this Agreement or otherwise relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection therewith.

         7.3 Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; however, this Agreement shall be of no force or effect until executed by both parties.

         7.4 Captions Captions and Sections and Subsection headings used herein are for convenience only, are not a part of this Agreement, and shall not be used in construing it. Appendices to this Agreement are incorporated herein by reference.

         7.5 Further Assurances Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the agreements contained herein.

         7.6 Successors This Agreement shall be binding upon and shall inure to the benefit of each party, its successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that either party may assign this agreement to the purchaser of the business unit to which this Agreement pertains, or substantially all of the assets of such business unit.

         7.7 Invalidity If any provision of this Agreement, or the application thereof, is held to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect.

         7.8 Authority The parties executing this Agreement warrant that they have the requisite authority to do so. Each parties represents and warrants that it has, or expects to have within six months after the date hereof, the ability to manufacture under current Good Manufacturing Practices in FDA-licensed or otherwise approved facilities the products which it may be required to manufacture hereunder.

         7.9 No Waiver The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances,.shall be deemed to be construed as a further breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty.

         7.10 Prior Performance The parties recognize that, during the time in which this Agreement was negotiated, each party performed many of its respective obligations required hereunder. Execution of this Agreement shall not constitute an undertaking by either party to reperform any obligation satisfied during the period of negotiations.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal and in duplicate as of the Effective Date as stated hereunder by their duly authorized representatives.

CAMBRIDGE BIOTECH CORPORATION              CALYPTE BIOMEDICAL CORPORATION

By: /s/                                    By:  /s/  JACK DAVIS
   ----------------------------                ----------------------------
                                                Jack Davis, President & CEO

Name/Title President & CEO                      Name/Title

                                   APPENDIX I

                                  NYU PATENTS


"Method for Detecting Antibodies to Human Immunodeficiency Virus" United States Patent Nos. 4,865,966 and 5,122,446, and any divisions, continuations, or continuations-in-part based thereon, and any patents which may issues therefrom and any reissues, re-examinations, or extensions therefor; and any and all foreign patents and patent applications corresponding to any of the foregoing patents and applications.

                                   APPENDIX 2

                              REGULATORY STRATEGY


calyptebomedical

1440 FOURTH STREET
BERKELEY, CALIFORNIA 94710
(510) 526-2541 FAX (510)526-5381


         May 3, 1 995

         Jay S. Epstein, M.D.
         Food and Drug Administration
         Center for Biologics Evaluation and Research
         Document Control Center
         Office of Blood Research and Review
         Division of Blood Applications (HFM-30)
         Woodmont Office Center, Suite 20ON
         1401 Rockville Pike
         Rockville, MD 20852-1448

         RE:     PLA Reference Number 92-0670

         Dear Dr. Epstein,

         In response to a request from Mr. Howard Balick, I am submitting an application strategy and proposal for an HIV-1 confirmatory product to the Document Center as an official request for consideration. Over the past several months, I have had phone conversations with both Mr. Balick and Dr. Gary Riordan regarding Calypte's plan to proceed with the submission of a HIV-1 confirmatory test using urine as a sample in support of the Calypte HIV-1 Urine EIA test kit currently under review. On March 6, 1995, a faxed letter was sent to Dr. Riordan to document the strategy for this application. In this letter, we requested a meeting with the reviewing committee, Calypte Biomed1cal and Cambridge Biotech (our partner for the confirmatory test) to review our preliminary data, the clinical plan and regulatory strategy.

         Background Information

         Calypte submitted the PLA/ELA for the HIVA Urine EIA test kit In September, 1992. In November, 1993, Calypte was notified of the need to aggressively pursue a confirmatory test to support the HIV-1 Urine EIA approval. Calypte contacted all licensed manufacturers (and a number of unlicensed manufacturers) of HIV confirmatory tests. After several lengthy and unsuccessful attempts to come to terms with one of the manufacturers, a business agreement was finally reached in March, 1995, with Cambridge Biotech to bring a urine based confirmatory product to market Cambridge Biotech has had a licensed serum based HIV confirmatory test on the U.S. market since January, 1991.

         The proposed urine confirmatory test will be performed using the currently licensed Cambridge HIV Western Blot test kit There will be no changes to the assay components. The urine test samples will be substituted for the plasma/serum samples. The interpretation will be based on the reactivity of the serum controls currently included in the Cambridge kit. They will be run diluted with diluent provided in the kit using incubations which have been extended to accommodate the reduced titre. Laboratories wishing to confirm reactive ELISA urine samples will run the currently licensed Western blot and its serum controls In conjunction with an accessory HIV-1 Urine Control Kit In the accessory kit, there will be three levels: a negative, low positive and high positive. The urine controls will be heat inactivated and preserved with 0.1% azide. The Reactivity of the samples will be compared to the diluted low positive serum control with respect to the band intensity. A positive sample will require a band at 160kd of equal or greater intensity to the p24 band on the Reactive Control Strip using the diluted serum control material supplied in the Cambridge kit If the 160kd band is of lesser intensity than the p24 band or if there are other bands not meeting the criteria for positive, but visible, the interpretation will be indeterminate. If there are no bands, the sample Interpretation will be negative.

         There are other examples where the kit control material is dissimilar from the specimens being tested. In the area of HIV testing, the most noteworthy is the dried blood spot. It is our understanding that this example (dissimilar controls and specimens) has been approved for use by several manufacturers and furthermore, that there are several other examples of dissimilar controls/specimens under review by CBER.

         One purpose of kit controls is to demonstrate assay validity. The serum controls have been shown to be effective in accomplishing this, as shown during the four years which the Cambridge kit has been on the market. The other purpose of the kit controls is to provide a "calibrated" visual reference to determine positivity. Following dilution, this can also be accomplished with the Cambridge controls provided for the urine assay. The current instructions allow the user to visually compare the p24 band intensity to ANY of the other bands observed on the test sample. This visual comparison can be equally successful comparing the urine bands to this p24 band of the diluted Cambridge control. The Calypte HIV-1 Urine Control Kit can provide the user with the added security of running controls with the same specimen-type and will assist the laboratory in meeting CUA requirements.

         In the event there are concerns regarding the lot release testing or CBER's control of the test kit for urines, we feel these concerns can be satisfied by the standard lot release testing currently performed on the Cambridge kit. The serum controls will be tested and released according to the standard procedure.

         Currently there are several control kits for HIV and Hepatitis which have been approved by the 510(K) approval process. We would not expect that replacing urine for serum/plasma would make this approval any different than those previously cleared.

         The Urine Control kit would include the urine control materials along with Instructions for running the patient samples (urine) and controls (serum) with the Cambridge Western Blot kit Therefore, the controls would be intended for use only with this specific kit. The instructions would Include interpretation criteria specific for urine reactivity. The criterion we are intending to use is a reactive 160kd band with intensity equal to or greater than the p24 band on the diluted low positive Cambridge serum control. This criterion is the same (160kd reactive band) as was used in both sets of clinical studies conducted by Calypte where the Western blots run on urine were a modified procedure using the BioRad Western Blot assay.

         In support of the urine application to the Cambridge Western blot, Cambridge would submit a labeling transmittal form with the change in intended use such that urine would be added as an alternative sample to serum/plasma. The Instructions would direct the user to use the Urine Control lot in conjunction with the kit serum controls provided in the currently licensed Cambridge kit.

         Clinical Study Plan

         The clinical study plan includes the evaluation of a total of 600 patient samples collected under the IND filed for the Calypte "extended study". These samples have been well characterized by urine. ETA, urine Western blot (BloRad assay modified for use with urine), and paired serum ETA and Western blot The samples chosen are distributed as follows:

         200 normal, low risk
         200 moderate or unknown risk 100 high risk, positive
         100 special disease state (10 from each of 1O categories)
             liver disease, kidney disease, autoimmune disorders, IVDA, etc. 5 individual samples from seropositive individuals run in a dilutional series

         We feel It is appropriate to run this study in-house (using Calypte personnel since the consistency of performance of both the Cambridge Western blot as well as the modified BioRad urine Western blot procedures have been well documented in the clinical trial data submitted by both Calypte and/or the blot manufacturers as well as FDA 's own release testing. The questions posed by the Calypte modified procedure should not require challenging the assay by evaluating site to site, operator to operator, lot to lot, or other parameters since these questions have already been satisfactorily addressed. Likewise, the more fundamental questions of whether or not there are antibodies in urine or how the antibodies react in a Western blot assay have been demonstrated in the numerous data submitted with both of Calypte's clinical trials. The samples chosen for testing are based on those populations which we assume are of greatest concern to the reviewers and those samples which may have potential problems in a urine based assay.

         In summary, the clinical trial strategy Is based on an application validation, since from Calypte's point of view the sample matrix change is a minor one.

         We are most anxious to resolve this issue and begin the studies.
         Since the proposed study is a retrospective one with samples collected under an IND, we are requesting a waiver for the filing of an IND and associated 30 day waiting period. Please let us know if there are suggested changes to the study plan and or submission strategy so that we can begin these critically important studies. With the plan described herein, we feel confident that the studies could be completed rapidly, the data assembled, and the submission filed with coincident approval with the HIV-1 Urine EIA. Since the submission is an application only and very minor in comparison to a standard PLA, we would except to have a review and approval within a 90 day period, if not before. As you know, it would be extremely beneficial to have both tests approved together.

         In past discussions, it has been indicated to Calypte that the requirement for the Urine EIA approval is contingent ONLY on the demonstration of clinical data for use an urine in a confirmatory assay with a commitment to aggressively move toward approval of this chosen confirmatory test. We have been told clearly that the approval of the confirmatory test is NOT a requirement for the HIV-1 Urine EIA approval. Therefore, although our clear preference is for simultaneous approval of both the EIA and the confirmatory assay, we do not want approval of the confirmatory assay to in any way delay the approval of the EIA. Please confirm with us that this is still the case.

         We thank you in advance for your prompt reply to this request and your careful consideration of the proposal described.

         Sincerely,

         /s/  CINDY GREEN
         ----------------------------
         Cindy Green, RAC
         Director, Regulatory/QA

APPENDIX 3                LICENSE

         AGREEMENT made this     day of       1996 (the "Effective Date") by and
between Cambridge Biotech Corporation ("Cambridge"), a corporation organized and existing under the laws of the State of Delaware, debtor and debtor in possession, Case No. 94-43054-JFQ, United States Bankruptcy Court for the District of Massachusetts, Western Division, and having a place of business at 365 Plantation Street, Biotechnology Research Park, Worcester, MA 01605, U.S.A., and Calypte Biomedical Corporation ("Calypte"), a corporation organized and existing under the laws of the State of California, and having a place of business at 1440 Fourth Street, Berkeley, CA 94710, U.S.A.

                                   BACKGROUND

         In the course of research at New York University "NYU" certain inventions were made relating to-the ability to detect antibodies to Human Immunodeficiency Virus in urine samples. NYU is the owner of these inventions, and has been granted two United States patents, numbered 4,885,966 and 5,122,446, entitled "Method for Detecting Antibodies to Human Immunodeficiency Virus". The patents were granted September 12, 1989, and June 16, 1992, respectively.

         Calypte is the exclusive, worldwide licensee of these inventions and the issued patent and pending patent applications by way of an exclusive license agreement from NYU and has the right to grant sublicenses thereunder, subject to the limitations set forth in the NYU agreement attached hereto as Exhibit A, for the making, using or selling of the inventions which have been disclosed and claimed in the issued patent and pending patent applications. This Agreement is subject and subordinate to the NYU Agreement attached hereto as Exhibit A and any conflicts between this Agreement and the NYU Agreement shall be resolved in favor of the interpretation and meaning set forth in the NYU Agreement.


                                    RECITALS

         WHEREAS, Calypte is the exclusive worldwide licensee of patents 4,865,966 and 5,122,446 and any reissues, renewals, divisions, continuations, continuations-in-part, substitutes, divisions or extensions thereof, related to the detection of antibodies to Human Immunodeficiency Virus ("HIV") using urine samples;

         WHEREAS, Cambridge manufactures and distributes a Western Blot Assay (as hereinafter defined) for the detection of human antibodies to a variety of HIV proteins and glycoproteins on nitrocellulose strips using serum and plasma; and

         WHEREAS, Cambridge desires to adapt its Western Blot Assay for use with urine samples, and to license Calypte's Licensed Processes (as hereinafter defined) and Licensed Patent Rights (AS hereinafter defined) to enable it to manufacture and distribute the resulting Western Blot Assay in the Field of USE (as hereinafter defined) and to enable its customers to practice the Licensed Processes in the Field of Use.

         NOW, THEREFORE, and in consideration of the mutual covenants and undertaking set forth herein, the parties agree as follows:

         1.      DEFINITIONS

                 1.1 LICENSED PATENT RIGHTS shall mean U.S. Patents No. 4,865,966 and 5,122,446 issued September 12, 1989, and June 6, 1992, respectively, and any divisions, continuations, or continuations-in-part based thereon, and any patents which may issue therefrom and any reissues, re-examinations, or extensions thereof; and any and all foreign patents and patent applications corresponding to any of the foregoing patents and applications, as well as such other patents or patent applications listed in Exhibit B effective as of the date said patents or patent applications are granted or filed, as the case may be, and the inventions described or claimed therein.

                 1.2 FIELD OF USE shall mean only use in diagnostic applications and use for research purposes utilizing urine samples. The diagnostic field of use is limited to methods for detecting antibodies to HIV utilizing HIV lysates immobilized on nitrocellulose strips in a Western Blot format.

                 1.3 LICENSED PRODUCT(S) shall mean HIV diagnostic Western Blot finished goods covered by or made in accordance with LICENSED PATENT RIGHTS OR finished goods on which LICENSED PROCESSES are practiced. The term "finished goods" as used herein shall mean any and all products in any form for use BY an end user.

                 1.4 LICENSED PROCESSES shall mean processes claimed OR otherwise included in the LICENSED PATENT RIGHTS or using Calypte's proprietary know-how or other technical information and techniques disclosed by Calypte to Cambridge. For purposes of example only, and not by way of limitation LICENSED PROCESSES may include (1) services for providing a test result utilizing the methods of assay covered under the LICENSED PATENT RIGHTS, or (2) services for providing test results utilizing the LICENSED PRODUCTS.

                 1.5 NET SALES shall mean the amount invoiced by Cambridge on sales of LICENSED PRODUCTS and/or on sales of services utilizing LICENSED PROCESSES which amount shall not include:

                          (a)     Amounts repaid or credited by reason of
rejection or return;

                          (b)     Shipping and handling charges, to the extent
separately invoiced; and

                          (c)     Taxes levied on either the Licensed Products
or Licensed Processes, or other governmental charges assessed on the production, sale, transportation, delivery or use; provided, however, such taxes or charges are separately stated on purchase orders, invoices or other documents of sale and are clearly identifiable, and provided further that such taxes and charges are actually paid by or on behalf of Cambridge.

                 1.6 FIRST USE shall mean the date of the initial transfer by Cambridge of any LICENSED PRODUCTS to any third party or date of the first commercial application of the LICENSED PROCESSES, in each case in the Field of Use, whichever is earlier, in exchange for consideration of any kind to which value can reasonably be assigned for purposes of determining Net SALES.

                 1.7 EARNED ROYALTIES shall mean royalties paid or payable by Cambridge to Calypte calculated on the basis of NET SALES.

                 1.8 EFFECTIVE DATE shall mean the date first set forth above.

                 1.9 PRIME LICENSE shall mean the exclusive license agreement between NYU and Calypte, as amended, dated August 12, 1993.

                 1.10 CAMBRIDGE shall mean Cambridge Biotech Corporation, the Delaware corporation. An AFFILIATE of Cambridge shall mean any corporation or other business entity controlled BY, controlling, or under common control with Cambridge. For this purpose, "control" shall mean direct or indirect beneficial OR legal ownership of at least fifty percent (50%) interest in such corporation or business entity.

                 1.11 WESTERN BLOT OR WESTERN BLOT ASSAY shall mean the Cambridge HIV Western Blot which is FDA licensed as of the date of execution of this Agreement, and/or replacements or improved versions thereof. The Western Blot kit currently consists of nitrocellulose strips onto which HIV I lysate has been electrophoretically separated and immobilized plus the ancillary buffers, conjugates, chromagens and other materials customarily provided in the FDA licensed kit.

                 1.12 MASTER AGREEMENT shall mean that certain Agreement dated April 12, 1996, by and between Cambridge and Calypte with respect to the development of a protocol and reagents for use or modification of the Serum Blot for purposes of confirming the results of the Screening Test using urine samples.

                 1.13 DISTRIBUTION AGREEMENT shall mean the distribution agreement which is Appendix 4 to the Master Agreement.

         2.      GRANT OF LICENSE

                 2.1 Subject to the terms and conditions of this Agreement and the Prime License, Calypte hereby grants to Cambridge an exclusive royalty bearing license, with no right to sublicense, to make, use, and sell LICENSED PRODUCTS and to practice the LICENSED PROCESSES under LICENSED PATENT RIGHTS in the FIELD OF USE throughout the patent and non-patent countries as listed in Exhibit C.

                 2.2 If and to the extent there are divisionals, continuations or continuation-in-part based on or relating to the LICENSED PATENT RIGHTS, and any patents which may issue therefrom and an AND ANY reissues, re-examinations or extensions thereof, as WELL as any and all foreign patents and patent applications corresponding thereto or to the LICENSED PATENT RIGHTS, Calypte shall notify Cambridge of such developments and shall deliver AN amended Exhibit B to Cambridge to reflect any such changes or additions to the LICENSED PATENT RIGHTS.

                 2.3 Notwithstanding any provisions to the contrary, end users of the Licensed Product shall have an implied license to practice the Licensed Processes in conjunction with their rendering of testing services related to the detection of antibodies to HIV using urine samples.

         3. ROYALTIES. In consideration of the rights granted hereunder, Cambridge shall make the following payments to Calypte when the same are due:

                 3.1      Cambridge shall pay to Calypte EARNED ROYALTIES of
                                on the NET SALES of all LICENSED PRODUCTS sold
by Cambridge for use in the FIELD OF USE to its customers and distributors within the patent countries (Exhibit B) and within non-patent countries.


Confidential portion has been omitted and filed separately with the Commission

                 3.2      Cambridge shall pay to Calypte EARNED ROYALTIES of
                                calculated on NET SALES of all services
utilizing LICENSED PROCESSES sold by Cambridge.

                 3.3 Calypte and Cambridge recognize that the Western Blot Assay may be used by customers for use with samples other than urine, and agree that royalties shall be payable hereunder only with respect to sales of Western Blots used with urine samples. In view of the difficulty of determining the quantity of Western Blot Assays used with urine samples in any given royalty reporting period, the parties hereby agree to calculate quantities subject to royalties as follows:

                          (i) Calypte plans to sell a Urine Control Kit, as defined in the Master Agreement, containing three 10 ml vials each of high positive, low positive and negative control. The parties estimate that, for each Urine Control Kit sold, approximately 270 Western Blot Assays (10 27-strip kits) will be run by customers. Calypte agrees to promptly report to Cambridge after the end of each calendar quarter, the number of Urine Control Kits sold, and for each Urine Control Kit sold, Cambridge shall pay a royalty on 10 Western Blot Assay kits (based on an average net selling price of ALL of its Western Blot Assays, calculated in accordance with Net Sales); provided, however, that (a) no royalty shall be due with respect to sales attributable to the first So Urine Control Kits sold by Calypte each calendar year; and (b) a royalty adjustment shall be made with respect to expired Urine Control Kits with respect to which a royalty was previously paid. Calypte shall report to Cambridge, within 30 days after the end of each calendar year, the number of such expired Urine Control Kits in the inventory of its distributors and if known, its customers.

                          (ii) Either party may request a review of the above method of calculating royalties by delivering notice on or before December I of any year. In such event, the parties shall negotiate in good faith a method or methods which adequately and reasonably approximate the number of Western Blot Assays used with urine samples. Such new method, if any, shall be effective for the following calendar year and



Confidential portion has been omitted and filed separately with the Commission thereafter unless changed in accordance with this section.

         4.      PAYMENTS AND REPORTS

                 4.1      Cambridge agrees to notify Calypte in writing within
                   three (3) business days after the date of the FIRST USE.

                 4.2 Beginning with the date of FIRST USE, Cambridge SHALL remit to Calypte EARNED ROYALTIES within thirty (30) DAYS after the close of each calendar quarter, which is commonly known as the last. day of March, June, September, and December or within thirty (30) days following receipt of Calypte's Urine Control Kit report, whichever is later. Any EARNED ROYALTIES not paid within the thirty (30) day time period shall be deemed past due royalties. Past due royalties shall bear-interest at the rate of the lesser of per annum or the maximum rate permitted by applicable law, which interest shall accrue commencing on the date the-payment was originally scheduled to be paid and shall continue to accrue until paid in full.

                 4.3 Cambridge shall also prepare for each calendar quarter after the date of FIRST USE, a written report in form and substance acceptable to Calypte setting forth, among other things (1) the NET SALES and the EARNED ROYALTIES payable thereon, including a detailed listing of all LICENSED PRODUCTS sold and all deductions or exclusions from NET SALES, if any and (2) the NET SALES and the EARNED ROYALTIES payable thereon, including a detailed listing of the services provided utilizing LICENSED PROCESSES and of
all deductions or exclusions from NET SALES.   The reports required by this
Agreement shall be certified by an officer of Cambridge to be correct to the best of Cambridge's knowledge and information.

                 4.4 All amounts payable to Calypte shall be in United States Dollars. In the event that any LICENSED PRODUCT or services utilizing LICENSED PROCESSES shall be sold for funds other than in United States Dollars the NET SALES of such product shall first be determined in the foreign funds and then converted into the equivalent United States Dollars at:

                          (a)     The rate applicable to the transfer of funds
arising from royalty payments as established by the exchange control authorities of the country of which such funds are the national currency, for the last business day of the accounting period for which payment is thus made; or

                          (b)     If there is no rate so applicable, that the
buying rate for such foreign funds as published by the Wall


Confidential portion has been omitted and filed separately with the Commission

Street Journal on the last business day of such calendar accounting period.

         5.      BOOKS AND RECORDS

                 5.1 Cambridge shall keep complete and accurate books and records of all business activities relating to the subject matter of this Agreement including records of EARNED ROYALTIES on LICENSED PROCESSES and LICENSED PRODUCTS made, used, and sold under this Agreement for a period of at least three (3) years following a given reporting period. These books and records shall be available during normal business hours for inspection at the expense of Calypte by a representative selected by Calypte and reasonably acceptable to Cambridge, after providing ten days' prior written notice to Cambridge, for the sole purpose of verifying and authenticating reports and payments hereunder. The representative of Calypte shall disclose to Calypte only such financial information of Cambridge as necessary for Calypte TO be assured of the accuracy of the reports submitted and payments made under this Agreement.

         6.      NOTICE

                 6.1 Any notice required by this Agreement shall be sent by registered or certified mail, postage prepaid, telex, facsimile, courier service or personal delivery at the addresses designated below or-to another address as may be designated BY written notice. Unless otherwise so specified, any notices given hereunder shall be effective as of the date of the date of dispatch.

for Calypte:

Calypte Biomedical Corporation
1440 Fourth Street
Berkeley, CA 94710
Attn: President

For Cambridge:

Cambridge Biotech Corporation
365 Plantation Street
Worcester, MA 01605
Attn: President

         7.      TERM AND TERMINATION


                 7.1 The term of this Agreement, unless sooner terminated as provided herein, shall extend from the EFFECTIVE DATE until the expiration of the last of the patents included in LICENSED PATENT RIGHTS.

                 7.2 Upon any breach of, OR default under, this Agreement, Calypte may terminate this Agreement BY giving ninety (90) days' written notice to Cambridge of such termination and identifying the nature of the breach or default; such termination shall take effect at the end of the ninety-day period, unless during such ninety-day period Cambridge cures such breach or default to Calypte's reasonable satisfaction. If the Master Agreement or the Distribution Agreement is terminated by Calypte for cause pursuant to the terms set forth therein, this Agreement shall automatically terminate concurrently with the termination of such other agreements. In the event the Distribution Agreement is terminated for any other reason (other than for cause by Calypte) or expires without renewal, the license granted under this Agreement shall become non-exclusive for the duration of the remaining term of this Agreement, subject: to early termination as provided for hereunder. Furthermore,, in the event this Agreement becomes non-exclusive as provided above, Calypte shall have no obligation to support or share in the cost of insurance as set forth in
Section 12.14 nor shall it have any obligations whatsoever to share in the costs set forth in Section 4.3.5 of the Master Agreement relative to testing of Serum Blot. Upon notice of termination of this Agreement, Cambridge will immediately undertake such actions as may be required by the United States Food and Drug Administration to remove the urine application from Product labeling and report to Calypte a timeline for completion of same.

                 7.3 Cambridge has the right to terminate this Agreement by giving twenty-four (24) months, prior written notice to Calypte.

                 7.4 Termination of this Agreement shall not affect any rights or obligations accrued prior to the date of termination, including Cambridge's obligation to pay all earned Royalties and Cambridge's obligation to indemnify Calypte, provided however, that Cambridge's obligation to indemnify Calypte shall extend for a period of ten (10) years after such termination. Upon termination of this Agreement, all unpaid earned Royalties due to Calypte shall become due and payable upon delivery of the next' quarterly report pursuant to section 4.3 hereof.

                 7.5 Waiver by Calypte of a single default or breach or a succession of defaults or breaches shall not deprive Calypte of any right to terminate this Agreement pursuant to the terms hereof upon the occurrence of any subsequent default or breach.

                 7.6 This Agreement shall automatically expire or terminate on the termination or expiration of the Prime License, notwithstanding the fact that Calypte shall exert its best efforts to avoid termination of the Prime License for cause. In the event that the Prime License is converted from an exclusive to a nonexclusive license, Cambridge may at its option extend the duration of this Agreement with Calypte on terms and conditions mutually agreeable to both parties.

         8.      NEGATION OF WARRANTIES AND INDEMNITY.

                 8.1 Calypte makes no representations or warranties as to the validity or scope of any LICENSED PATENT RIGHTS.

                 8.2 Calypte makes no representations or warranties that the manufacture, use, sale or other disposal of the LICENSED PRODUCTS or the practice of the LICENSED PROCESSES is or will BE free from infringement of patents of third parties.

                 8.3 Calypte's liability for any claim or demand BY Cambridge shall be limited to and based SOLELY on any material breach of representation or warranty as set forth therein. EXCEPT AS OTHERWISE SET FORTH HEREIN CALYPTE HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE SOLE AND ENTIRE MAXIMUM LIABILITY FOR ANY AND ALL LOSS CLAIM, DAMAGE OR LIABILITY OF ANY KIND SHALL CONSIST OF REPLACEMENT OF THE LICENSED PRODUCT. IN NO EVENT SHALL CALYPTE BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES. Cambridge shall make no statements,-representations or warranties whatsoever to any third parties which are inconsistent with the above disclaimer.

                 8.4 Cambridge shall defend indemnity, and hold harmless Calypte and NYU, their directors, officers, employees and agents from and against any and all claims, demands, damages, losses and expenses of any nature, including attorney's fees, for but not limited to death, personal injury, illness, property damage or product liability arising from or in connection with any one or more of the following:

                         (a)     the use by Cambridge of any method or process
related to the LICENSED PATENT RIGHTS; or

                         (b)     any use, sale or other disposition of any of
the LICENSED PRODUCTS by Cambridge, or any statement. representation or warranty made BY Cambridge WITH RESPECT thereto; or

                         (c)     the use of the LICENSED PRODUCTS or LICENSED
PROCESSES by any person.

         Calypte shall reasonably cooperate with Cambridge in defending any such claim, provided Cambridge and/or its insurance carrier shall reimburse Calypte for all out of pocket expenses incurred in connection therewith. Calypte shall be entitled to receive information regarding the status of any such matter upon reasonable notice and shall be entitled to retain counsel on its own behalf and at its own expense to monitor the litigation or if Calypte is not satisfied with the defense provided by Cambridge for any reason. The rights and obligations of this paragraph shall survive termination or expiration of this Agreement. Cambridge shall have the exclusive right to control the defense of any such claim; provided, however, that Cambridge shall not settle any such claim without first consulting with Calypte.

         9.      LAWS AND REGULATIONS.

                 9.1 Cambridge shall comply with all foreign and United States federal, state, and local laws regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, sale and use of the LICENSED PRODUCTS and services utilizing LICENSED PROCESSES.

         10.     USE OF NAMES.

                 10.1 Cambridge shall not use the names "NYU" "New York University," the names of the inventors, or the name "Calypte Biomedical Corporation" or any other name or mark by which NYU or Calypte may be identified for any purpose without prior written consent obtained from the respective parties.

         11.     PATENT NOTICE.

                 11.1 Cambridge shall apply the patent marking notices required by the laws of the United States and relevant countries or as reasonably requested by Calypte.

         12.     MISCELLANEOUS PROVISIONS.

                 12.1 This Agreement-constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties related to said subject matter.

                 12.2 This Agreement may be amended only by a written instrument executed by the parties.

                 12.3 Except as otherwise set forth herein, without prior written approval of Calypte, which approval shall not be unreasonably withheld, this Agreement may not be assigned or transferred, in whole or in part, BY Cambridge to any other party However on a one-time-only basis, Cambridge shall be entitled to assign this license, but only under and pursuant to the following terms and conditions: (i) such assignment.shall be made only to a business entity that acquires from Cambridge its entire diagnostics division and business; and (ii) Cambridge and

Cambridge's assignee shall execute an "Assignment Agreement" in the form satisfactory to NYU and a copy thereof shall be provided to NYU for review. In the event Cambridge only divests the Western Blot part but not all of its diagnostics division and business then Cambridge's right to assign shall be subject to Calypte's and NYU's approval, which approval shall not be unreasonably withheld.

                 12.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

                 12.5 This Agreement shall be governed and construed and interpreted in accordance the laws of the State of California.

                 12.6 If any provisions of this Agreement are or become invalid, or ruled illegal by any court of competent jurisdiction, or are deemed unenforceable-under then current applicable from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that, in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable provision.

                 12.7 In no event shall either party be liable to the other for any special, or incidental, or consequential, or indirect damages arising in any way out of this Agreement, however caused, and on any theory of liability. This limitation will apply even if the other party has been advised of the possibility of such damage.

                 12.8 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

                 12.9 Cambridge agrees that immediately after the execution of this Agreement, Calypte may provide a copy of this Agreement to NYU for their review and consideration.

                 12.10 The parties hereto expressly agree that this Agreement is subject and subordinate to the Prime License and to the extent there are provisions set forth herein which are inconsistent or conflicting with the Prime License, then such provisions shall be revised so as to be non-conflicting and consistent with the proscription of the Prime License.

                 12.11 Cambridge hereby unconditionally agrees that it will not grant nor attempt to grant any sublicenses of any kind based on the rights granted hereunder.

                 12.12 Cambridge agrees to obtain and maintain insurance and to provide evidence thereof directly to NYU and Calypte and to indemnify NYU in the manner described below. Cambridge agrees that NYU is an intended third party beneficiary of this Agreement for the purpose of enforcing such indemnification and insurance provisions. NYU shall also have the right to audit Cambridge's records as they may relate to the subject matter of this Agreement at its own expense.

                 12.13 Cambridge shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys, fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by Cambridge of any Licensed Product, Licensed Process or service relating to or developed pursuant to this Agreement or the Prime License. Cambridge agrees at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled under the Prime License, whether or not such actions are rightfully brought.

                 12.14 At such time as the Licensed Products or Licensed Processes are distributed or practiced, as the case may be, Cambridge shall procure and maintain policies of comprehensive general liability insurance in amounts not less than five million dollars (US $5,000,000) per incident and five million dollars (US $5,000,000) annual aggregate and naming the Indemnitees and Calypte as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Cambridge's indemnification under the section above. The minimum amounts of insurance coverage required under this section shall not be construed to create a limit of Cambridge's liability with respect to its indemnification of Indemnitees under the sections indicated above. Cambridge shall provide Calypte and NYU with written evidence of such insurance upon request. Cambridge shall provide NYU and Calypte with written notice at least ninety (90) days prior to the cancellation, non-renewal or material change in such insurance. If Cambridge does not obtain replacement insurance providing comparable coverage within ninety (90) days of such average termination, Calypte may terminate this Agreement. Cambridge shall maintain such comprehensive general liability insurance during the period that any product, process or service is being commercially distributed or sold pursuant to this Agreement, and for a period of seven (7) years after the termination or expiration of this Agreement. Calypte and Cambridge shall share any additional insurance premium cost on a 50/50 basis as a direct result of increasing the coverage for the Licensed Products or Licensed Processes from Cambridge's existing policy limit to the $5,000,000 limit set forth above.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.


Calypte Biomedical Corporation        Cambridge Biotech Corporation



By:                                   By:
       ---------------------------            --------------------------------

Name:                                 Name:
       ---------------------------            --------------------------------

Title:                                Title:
       ---------------------------            --------------------------------

                                   EXHIBIT A

                                 NYU AGREEMENT

                                   (omitted]

                                   Exhibit B

                             Licensed Patent Rights

"Method for Detecting Antibodies to Human Immunodeficiency Virus" United States Patent Nos. 4,865,966 and 5,122,446, and any divisions, continuations, or continuations-in-part based thereon, and any patents which may issues therefrom and any reissues, reexaminations, or extensions therefor; and any and all foreign patents and patent applications corresponding to any of the foregoing patents and applications.

                                   Exhibit C

                        Patent and Non-Patent Countries

Patent Countries:









Non-Patent Countries:

All countries in the world which are not Patent Countries


Confidential portion has been omitted and filed separately with the Commission

                                   APPENDIX 4

NOTE: THIS DRAFT AGREEMENT ASSUMES THAT THE PRODUCT IS THE HIV-1 WESTERN
BLOT CURRENTLY MANUFACTURED BY CAMBRIDGE FOR USE WITH SERUM SAMPLES, AND THAT A LABEL CHANGE WILL PERMIT THE PRODUCT TO BE USED WITH URINE SAMPLES IN CONJUNCTION WITH A URINE CONTROL KIT MANUFACTURED BY CALYPTE. IF THAT ROUTE IS NOT AVAILABLE FROM A REGULATORY STANDPOINT, AND THE PRODUCT COVERED BY THIS AGREEMENT IS THEREFORE SPECIFICALLY MANUFACTURED FOR USE WITH URINE SAMPLES, THEN THIS AGREEMENT WILL BE MODIFIED AS INDICATED BY THE BRACKETED MATERIAL.


                CBC-CALYPTE WESTERN BLOT DISTRIBUTION AGREEMENT

         AGREEMENT made this ___ day of ___________________, 1996 (the
"Effective Date") by and between Cambridge Biotech Corporation ("Cambridge"), a corporation organized and existing under the laws of the State of Delaware, debtor and debtor in possession, Case No. 94- 43054-JFQ, United States Bankruptcy Court for the District of Massachusetts, Western Division, and having a place of business at 365 Plantation Street, Biotechnology Research Park, Worcester, MA 01605, U.S.A., and Calypte Biomedical Corporation ("Calypte") a corporation organized and existing under the laws of California and having a place of business at 1440 Fourth Street, Berkeley, California.

         WHEREAS, Cambridge manufactures and/or markets the HIV-1 Western Blot Kit described in Exhibit 1 (the "Product");

         WHEREAS, Calypte is developing and plans to manufacture and sell a screening assay to detect antibodies to HIV-1 in urine samples (the "Screening Assay") worldwide and

         WHEREAS, Calypte desires to purchase and maintain a stock of the Product for resale to its customers in the countries listed in Exhibit 2 (collectively, the "Territory");

         NOW THEREFORE, and in consideration of the mutual covenants and undertakings set forth herein, the parties agree as follows:

1.       APPOINTMENT.

         1.1 Subject to the terms and conditions of this Agreement and the territorial qualifications set forth in Exhibit 2, Cambridge hereby appoints Calypte as an authorized distributor of the Product for resale to Calypte's customers in the Territory for Calypte's own risk, expense and account.

         1.2 Calypte hereby accepts the foregoing appointment as such authorized distributor and agrees to use reasonable efforts to promote the sale of and sell the Product in the Territory. (If the Product is the Urine Blot, "reasonable efforts" will be changed to "best efforts."]

         1.3 Calypte may appoint sub-distributors within the Territory, provided that (i) such sub-distributors deal directly with Calypte, and Calypte remains responsible for all dealings with Cambridge, (ii) such sub-distributors operate in accordance with Calypte's rights and obligations under this Agreement, and (iii) Calypte shall remain responsible to Cambridge for the performance of this Agreement.

2.       NONEXCLUSIVITY.

The degree of exclusivity of Product distribution rights shall be as set forth in Exhibit 2.

3.       CALYPTE'S OBLIGATIONS.

         3.1 Calypte shall use reasonable efforts to distribute, market, promote and sell the Product in the Territory and to maintain and enhance the goodwill of the Product in the Territory. [If the Product is the Urine Blot, "reasonable efforts" will be changed to "best efforts."]

         3.2 For all purchases of Product by Calypte from Cambridge, Cambridge shall invoice Calypte for the amounts of Product shipped during the term of this Agreement at the prices therefor set forth on Exhibit 3 and Calypte shall pay such invoices in full within thirty (30) days after its receipt of such invoices.

         3.3 Calypte may obtain at its option refunds or credits for returns of Product equal to the price(s) paid therefor against future purchase orders for Product, provided that such returns are due to the failure of any Product to meet its Product Specifications (as defined in Section 7.5 hereof), upon receipt by Cambridge, within fifteen (15) days after receipt of shipment of the Product, of documentation provided by Calypte which substantiates such Product(s) return(s) and the reason(s) therefor. No Product will be accepted for return by Cambridge without its authorization made in accordance with its then-current returned goods authorization system.

         3.4 Calypte may ["shall" if the Product is the Urine Blot] advertise and promote the Product in a commercially reasonable manner and at its sole cost and expense, and Cambridge agrees to cooperate with Calypte in advertising and promoting the Product, provided that Calypte shall submit a copy of each advertisement and of all other promotional materials and any changes thereto to Cambridge for review and written approval by a duly authorized officer of Cambridge, which approval shall not be unreasonably withheld. Cambridge's cooperation in advertising and promoting the Product shall not oblige Cambridge to share the expenses associated with same.

         3.5 Calypte warrants and represents to Cambridge that it is not, and shall not hold itself out as, the representative, agent, commission-sales agent, commissionaire, servant or employee of Cambridge for any purpose, except as may be provided from time to time by other written instrument signed by both parties. This Agreement creates no relationship of joint venture, partnership, limited partnership or agency between the parties. Neither party has any right or authority to assume or to create any obligation or responsibility on behalf of the other party except as may from time to time be provided by other written instrument signed by both parties.

         3.6 Calypte shall defend, indemnify and hold harmless Cambridge from and against any and all claims, demands, liability and expenses, including reasonable attorneys' fees and costs, arising out of or in any way resulting from any breach of the warranty set forth in Section 3.5 hereof.

4.       ORDERING AND PRICES.

         4.1 Calypte shall, on or before the first day of each month, deliver to Cambridge a forecast of its projected purchases of Product during the following twelve (12) months. Projected purchases during the first three (3) months of such forecast shall constitute firm orders, and the forecast for the remaining months shall be for planning purposes only. Calypte shall purchase each year the minimum quantities of Product, if any, specified on Exhibit 3.

         4.2 Calypte shall purchase from Cambridge, and Cambridge shall sell to Calypte such quantities of the Product as Calypte may order pursuant to
Section 4.1 at the Product purchase prices set forth in Exhibit 3. Cambridge shall not increase such prices more frequently than once per year, and in no event shall the price increase, singularly or in the aggregate, be greater than those imposed by Cambridge on its other customers which purchase similar volume of Product.

         4.2 There shall be added to the prices for Product amounts equal to any taxes (including, but not limited to, state and local sales and use taxes, however designated, levied or based on such prices, this Agreement, or the Product or their sale or use, exclusive, however, of taxes based on Cambridge's net income. Any taxes assessable on the Product on or after delivery shall be borne by Calypte.

         4.4 All invoices rendered by and payments made to Cambridge hereunder shall be in United States dollars.

5.       TECHNICAL SERVICE AND REGULATORY OBLIGATIONS.

         5.1 With respect to the Product, Calypte shall provide to its customers all technical training and support required by them. For this purpose, Calypte shall maintain and use a trained staff of qualified sales and technical personnel.

         5.2 Calypte shall comply with any and all national, regional and local legislation, statutory provisions and regulations in effect in every jurisdiction within the Territory regarding the registration, labeling, advertising, distribution, use and/or sale of the Product, including without limitation any and all safety and regulatory compliance rules, and shall make no representation relative to the performance of any Product except as authorized by the Cambridge and permitted by law.

6.       TRADEMARKS, SERVICE MARKS AND TRADE NAMES.

         6.1 Cambridge hereby grants Calypte a nonexclusive license within the Territory (subject to the exceptions set forth in Exhibit 2 hereto) to use its trademarks, service marks and trade names in connection with any advertisement and promotion of the Product permitted hereunder. Calypte shall not use or alter such marks or names in a manner which may jeopardize or diminish Cambridge's rights to use them, and all notices of rights therein and all notices of Cambridge's patent and/or patent pending rights to the Product shall be clearly designated in all written materials in which such marks and/or names are used.

         6.2 Calypte shall use such marks and/or names only in such manner as will comply with the provisions of the applicable trademark laws of the Territory. Any and all trademark applications which are filed in the Territory shall be filed by Cambridge and Cambridge shall bear all costs incurred in connection with such trademark applications and registrations. In each and every use of such marks and/or names on its packaging, tags, catalogs, and advertising for the Product, Calypte shall indicate if applicable the registration of such marks and/or names by the marking provided for by such laws.

         6.3 The license granted under Section 6.1 to Calypte shall terminate upon any termination of this Agreement or, with respect to Calypte's inventory of Product at the time of termination, six months after such termination, and thereafter Calypte shall not use Cambridge's trade names, service marks, or trademarks and shall cooperate to the extent necessary in notifying the Registrar of Trademarks or other official that it is no longer a registered user of such marks and/or names, at Calypte's expense.

7.       CAMBRIDGE'S OBLIGATIONS, SPECIFICATIONS AND WARRANTIES.

         7.1 Cambridge shall, from time to time during the term of this Agreement, provide Calypte with reasonable quantities of its then existing brochures on its Product.

         7.2 Cambridge will provide Calypte with a list of all countries in the Territory in which the Product is approved for sale. Calypte shall use reasonable efforts ("best efforts" if the Product is the Urine Blot] to obtain all required regulatory and other governmental or agency approvals for Product from the proper authorities within the significant markets as denoted in Exhibit 2 in which marketing approval has not been previously obtained, and Cambridge shall cooperate therewith. Upon Calypte's request, Cambridge shall provide Calypte with any information in Cambridge's possession or control which is necessary for Calypte's acquiring such approvals of the Product in the Territory.

         7.3 Cambridge shall use its best efforts to fill orders for Product within thirty (30) days after the requested delivery date, F.O.B. Cambridge's plant in Massachusetts or Maryland provided, however, that during the first three months following the receipt of FDA approval of the use of urine samples with the Product, Cambridge need only use reasonable efforts to make a requested delivery date which is less than ninety (90) days after receipt of the order. Cambridge shall use reasonable efforts, consistent with fulfilling its obligations to its other customers, to supply Product with the longest possible shelf life. All Product shall be shipped in finished kits (or bulk packaging if Cambridge can reasonably accommodate such request) as specified in Calypte's purchase order. Product shall be in Cambridge's trade dress and bear no trademarks not owned by either Cambridge or Calypte. [If the Product is the Urine Blot, the parties will consider a joint Cambridge/Calypte label.] However, subdistributors may, with prior approval of Cambridge, Calypte and the FDA, afix a small label identifying themselves as such, provided that such label does not obscure in any way the trademarks owned by Cambridge or Calypte or any other text on the packaging. Cambridge shall not be deemed in default of its supply obligations if Calypte shall be unable to arrange to supply Cambridge with Urine Control Kits for use in lot release testing of the Product. Notwithstanding any provision to the contrary, Calypte shall have the right to source substitute product from a back-up vendor for use only in Calypte's reference laboratory; such right may be exercised only in the event that Cambridge is unable to supply Calypte's need for a period exceeding ten (10) business days, and Calypte shall resume purchases of Product from Cambridge as soon as Cambridge shall have available sufficient quantities of product to meet Calypte's needs.

         7.4 Cambridge shall notify Calypte immediately should Cambridge become aware of any defect or condition which may render any of the Product in violation of the United States Federal Food, Drug, and Cosmetic Act, as amended, or which may in any way alter the quality or the Product Specifications of any of the Product. Cambridge shall notify Calypte as far in advance as practical of any change in the manufacture of the Product which affects the quality or legal sale of the Product. In the event Cambridge determines that it is necessary to recall the Product, both parties will cooperate to effect the recall and Cambridge shall reimburse Calypte for its expenses directly related to the recall. Cambridge shall permit Calypte (or its designee to whom Cambridge shall have no reasonable objection), upon not less than ten (10) working days prior notice, to inspect Cambridge's facility with respect to utilization of Good Manufacturing Practices in manufacturing the Product.

         7.5 Cambridge warrants and represents that its manufacture of the Product shall be in accordance with current Good Manufacturing Practices, that the Product complies with the specifications for the Product set forth in the package insert accompanying each Product kit and any additional release criteria specified on Exhibit 4 (the "Product Specifications"), and the Product shall not be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act.

         7.6 THE FOREGOING WARRANTY SET FORTH IN SECTION 7.5 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Cambridge shall not be liable for any indirect, special, consequential, incidental or contingent damages incurred by Calypte or any third party due to any breach of the foregoing warranty. Cambridge's sole liability and Calypte's exclusive remedy for any breach of the foregoing warranty shall consist of Cambridge's either replacing the Product or refunding the purchase price therefor, at Cambridge's sole option.

8.       TECHNICAL ASSISTANCE

         8.1 Cambridge shall provide training to Calypte's technical personnel regarding the technical use and support of the Product at a mutually agreeable site and on mutually agreeable date(s) no more than once per calendar year. Training shall be provided free of charge, provided that Calypte shall pay all costs of travel, accommodations and meals and other expenses of its personnel associated therewith. Cambridge shall supply to Calypte at no charge a reasonable number of copies of its technical or troubleshooting manuals.

         8.2 At the request of Calypte, Cambridge shall use reasonable efforts to make its technical personnel available in the Territory to assist Calypte with any technical problems it may encounter with the Product and which its personnel have not been able to solve, at 50% of Cambridge's then current terms, rates and charges for such services provided, however, that Cambridge shall make no charge for reasonable amounts of telephone consultation.

9.       CONFIDENTIALITY.

         Calypte shall safeguard as confidential all price lists, customer lists, quotations and marketing, business and scientific data and information in any form concerning the Product, and any other information pertaining to the Product and designated as confidential, and shall not permit their use or disclosure in any way without the express prior written consent of Cambridge. Calypte further agrees to surrender and divulge all such confidential information to Cambridge either on Cambridge's request or on termination of this Agreement and thereafter shall not retain copies or memoranda of said information in any form whatsoever.

10.      ENTIRE AGREEMENT.

         10.1 This Agreement, including Exhibits 1 through 4, sets forth the entire and only agreement between Cambridge and Calypte pertaining to the distribution of the Product. Any prior agreements, representations, statements, negotiations, undertakings, promises or conditions, whether oral or written, are superseded hereby and shall not be binding upon either party. No waiver, modification, amendment, addition to or deletion of any of the provisions of this Agreement shall be effective unless made in writing and signed by an authorized representative of each of the parties to this Agreement.

         10.2 Catalogs, circulars, brochures and similar materials of Cambridge are issued for general information purposes only and shall not be deemed to modify or supersede the provisions of this Agreement.

11.      OTHER TERMS OF SALE.

         11.1 The timely performance of Cambridge's obligations hereunder shall be limited or excused by events considered "force majeure" including without limitation acts of war, fire, flood, strike, earthquakes, acts of God, and permanent Governmental restrictions, and by other events not within the reasonable control of Cambridge.

         11.2 Cambridge will not change the Product Specifications and quality of the Product without the prior consent of Calypte, which shall not be unreasonably withheld.

         11.3 Calypte shall carry and maintain liability insurance with such policy limits and amounts with respect to coverage for personal injury (per occurrence and in the aggregate) and property damage (per occurrence and in the aggregate) and exclusions and deductibles as are reasonably acceptable to Cambridge. A copy of a certificate of such insurance shall be delivered to Cambridge forthwith after execution of this Agreement. Calypte shall not cancel such insurance without Cambridge's written consent unless substitute insurance is obtained prior thereto and to the satisfaction of Cambridge.

12.      ASSIGNMENT.

         Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that either party may assign this agreement to the purchaser of the business unit to which this Agreement pertains, or substantially all of the assets of such business unit.

13.      TERM OF AGREEMENT.

         13.1 This Agreement is effective for a three (3) year period ("Initial Period") beginning on the Effective Date and shall continue in effect thereafter ("Subsequent Periods") unless at least eighteen (18) months prior to
(i) expiration of the Initial Period, or (ii) any termination during the Subsequent Periods, either party gives the other written notice of its desire not to continue the Agreement and indicate the effective date of such termination.

         13.2     The provisions in Section 13.1 notwithstanding:

                  (a) this Agreement may be terminated with immediate effect upon the giving of written notice by either party in the event that:

                           (i) the other party is declared insolvent, or becomes subject to a petition in bankruptcy filed by or against it, or is placed under the control of a receiver, liquidator, or committee for the benefit of creditors (excluding, in the case of Cambridge, such events arising out of the current bankruptcy proceeding), or

                           (ii) the other party breaches any material obligation imposed upon it by this Agreement and fails to cure such breach within thirty (30) days after the giving of written notice thereof to such other party; and

                  (b) Cambridge may terminate this Agreement with immediate effect upon written notice in the event that Calypte:

                           (i) assigns or attempts to assign this Agreement without the prior written consent of Cambridge, except as provided in Section 12, or

                           (ii) ceases to function as a going concern or abandons the Territory.

14.      NOTICES.

         Any notice or other communication required to be given hereunder shall be in writing and be given by air mail, overnight courier or telefax with a copy by air mail or overnight courier addressed to the parties at their respective addresses set forth on the first page of this Agreement or to such other address as any party may designate by written notice to the other party given in accordance with this Section 14, and shall be deemed to have been given or rendered upon actual receipt or two (2) days after the date of mailing, delivery to the courier, or telefax transmission (as the case may be), whichever is first.

15.      EFFECT OF TERMINATION.

         15.1 Orders received by Calypte before the termination of this Agreement shall be executed on the same terms and provisions as during the term of this Agreement, even if the order delivery is to be effected after the termination of this Agreement.

         15.2 On the termination of this Agreement, Cambridge shall have the option to purchase from Calypte all Product originally supplied by Cambridge which may remain unsold and in Calypte's possession at Calypte's purchase price from Cambridge therefor, provided that such Product are in good and salable condition with appropriate residual shelf lives. Calypte shall allow inspection of such Product by Cambridge's personnel for this determination.

16.      GOVERNING LAW AND ARBITRATION; VENUE.

         16.1 This Agreement shall be deemed made under, governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions thereof.

         16.2 Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts, such arbitration to be conducted in California, if arbitration is initiated by Cambridge, and in Massachusetts, if arbitration is initiated by Calypte, and judgment upon the award rendered by the arbitrator(s) may be enforced in any court of competent jurisdiction. Nothing contained herein shall prevent the parties from seeking injunctive or other equitable relief in any court of competent jurisdiction prior to arbitration.

17. GENERAL.

         17.1     Sections 3.5, 3.6, 6.3, 7.6, 9, 15.2, 16 and 17 shall survive any termination of this Agreement.

         17.2 In the event any proceeding is commenced to enforce this Agreement or otherwise relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection therewith.

         17.3 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; however, this Agreement shall be of no force or effect until executed by both parties.

         17.4 Captions and Sections and Subsection headings used herein are for convenience only, are not a part of this Agreement, and shall not be used in construing it. Exhibits to this Agreement are incorporated herein by reference.

         17.5 Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the agreements contained herein.

         17.6 This Agreement shall be binding upon and shall inure to the benefit of each party, its successors and permitted assigns.

         17.7 If any provision of this Agreement, or the application thereof, is held to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect.

         17.8 The terms of this Agreement shall supersede the terms of any subsequent invoice, purchase order or confirmation.

         17.9 The parties executing this Agreement warrant that they have the requisite authority to do so.

         17.10 Calypte shall promptly notify Cambridge of any improper or unlawful use or infringement of the intellectual property rights of Cambridge pertaining to the Product which come to its notice. Cambridge will take such steps and proceedings in respect of said infringements as it may in its sole discretion think fit and shall have full control of any such proceedings, including the right to compromise and settle them.

         17.11 The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be construed as a further breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal and in duplicate as of the Effective Date as stated hereunder by their duly authorized representatives.

Cambridge Biotech Corporation      Calypte Biomedical Corporation

By:_________________________        By:__________________________

____________________________        _____________________________
Name/Title                          Name/Title

                                    EXHXBIT 1

                                     Product

                        HIV-I Western Blot Part No. 98002

[If the Product is the Urine Blot, this will be changed accordingly.]

                                    EXHIBIT 2

                                    TERRITORY

A. Asia (Japan, People's Republic of China, Thailand, South Korea, India, Australia, Indonesia, New Zealand, Philippines, Bangladesh, Kampuchea, Bhutan, Taiwan, Vietnam, Myanmar, Laos, Burma, North Korea, Pakistan, Singapore, Malaysia, Sri Lanka, Nepal and Mongolia):

         (1) If the Product is the Serum Blot, Calypte shall have a non-exclusive right to distribute the Product to its Screening Assay customers. At the request of Calypte, Cambridge (or its designee) shall meet with Calypte during the three month period following the Effective Date to discuss extending Calypte's distribution rights to other customers. During such period (and, if longer, for thirty (30) days after the initial meeting of the parties), Cambridge shall not appoint any other distributors for the Product in Asia. Unless Cambridge shall have notified Calypte otherwise within three months after the Effective Date, then, commencing three (3) months after the Effective Date, Calypte shall also have the nonexclusive right to distribute the Product to any other of its customers in Asia, provided, however, that Cambridge may, on ninety (90) days prior written notice to Calypte, reduce Calypte's distribution rights, on a country-by-country basis, so that Calypte may resell Product only to its Screening Assay customers.

         (2) If the Product is the Urine Blot, Calypte shall have the exclusive right to distribute the Product to its Screening Assay customers, and a non-exclusive right, in the case of a Urine Blot with a dual serum/urine indication, to distribute the Product to any other customer in Asia, provided, however, that Cambridge may, on ninety (90) days prior written notice to Calypte, reduce Calypte's distribution rights so that Calypte may resell Product only to its Screening Assay customers.

B. Rest of World except United States, Italy, Spain and Portugal:

         Calypte shall have the non-exclusive right to distribute the Product to its Screening Assay customers, which right shall be exercised by Calypte only in those regions in which in Calypte's reasonable opinion, the Urine Confirmmation System is not being made available to its Screening Assay customers in a manner consistent with local regulations and prevailing commercial conditions. In the event Calypte desires to exercise such right, it shall give Cambridge ninety (90) days prior written notice, during which time the parties shall meet in good faith to explore other means of making the Urine Confirmation System adequately available.

C. United States:

         Calypte shall have no distribution rights in the United States except to the following accounts: Lab One, Clinical Reference Lab, Osborn Labs, GIB, Met Life, Calypte Reference Lab, PharmChem, Risk Assessment, MedExpress, Direct Access Diagnostics and Home Access Health Corp.

D. Significant Markets (Section 7.2): Japan,- People's Republic of China, Thailand, South Korea. India, Australia, Indonesia

                                    EXHIBIT 3

                             PRODUCT PURCHASE PRICES







Pricing is based on the current 27-test kit configuration. In the event that a different configuration is introduced, the per strip price will remain as above.

Minimums: [None if the Product is the Serum Blot]:


Confidential portion has been omitted and filed separately with the Commission

                                    EXHIBIT 4

                                 SPECIFICATIONS

Additional Release Criteria (section 7.5): (None if the Product is the Serum
Blot]